Exhibit 99.2

Trans World Entertainment Corporation (TWMC) Q4 2012 Earnings
Call Transcript

March 7, 2013 10:00 AM ET

Operator

Good day ladies and gentlemen, and welcome to the Trans World Entertainment Fourth Quarter and Annual 2012 Results Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will follow at that time.

(Operator Instructions) As a reminder, this conference call is being recorded.

I would now like to introduce your host for today’s conference, Mr. Bob Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. Sir, you may begin your conference.

Bob Higgins

Thank you, Nova. Good morning and thank you for joining us as we discuss our fourth quarter and annual results. On the call with me today is John Anderson, our Chief Financial Officer.

For the fourth quarter, our net income was $35 million, or $1.09 per share as compared to net income of $16.5 million, or $0.51 per share, in the fourth quarter of 2011. The fourth quarter of 2012 contained 14-weeks compared to 13-weeks in 2011. For fiscal 2012, our net income was $33.7 million or $1.06 per share from $2.2 million or $0.07 per share during fiscal 2011.

Total sales for the quarter were $163 million, a decrease of 15% compared to last year as our average stores in operation declined by 13%. For the fourth quarter our comp store sales were down 3%.

Now, I will touch on our sales performance by category for the quarter. Video comp sales were flat. Video represented 43% of our business during the quarter, the same level as last year. The flat comp was driven by growth in Blu-ray offset by slight declines in DVD.

Music comp sales declined 13%. New releases were down in the fourth quarter versus last year. The Music category represented 28% of our business for the quarter, compared to 30% last year.

In our Trend category comp sales increased 23%. Trend represented 13% of our business for the quarter compared to 10% last year. Electronics comp sales decreased 3%. Electronics represented 11% of our business for the quarter, the same level as last year. Video games comp sales were down 18%. Game sales represented 5% of our business for the quarter compared to 6%, last year.

For fiscal ‘12 comp store sales were down 1% as compared to fiscal ‘11. Total sales for fiscal ‘12 decreased 15% to $458 million compared to $543 million for fiscal 2011.

Now John will take you through financial highlights for the quarter and the fiscal year. John?

John Anderson

Thanks Bob, good morning. I will discuss our results excluding the one-time gain related to the sale of property in Miami, Florida.

Our net income for the quarter was $12.2 million or $0.38 per diluted share, as compared to last year’s net income of $16.5 million or $0.51 per diluted share. EBITDA for the quarter was $13.9 million as compared to $18.7 million last year.

Our gross margin rate for the quarter increased 80 basis points to 36.6% of sales from 35.8% last year. The increase in gross profit as a percent of sales was due to higher margin rates across the majority of our product categories.

SG&A expenses were $45.9 million, a reduction of 9% from last year’s fourth quarter. The decrease in SG&A expenses were driven by the reduction in store count. SG&A expenses as a percent of sales were 28.1%, as compared to 26.2% for the same period last year. SG&A expenses increased as a percent of sales primary due to higher employee incentives which were incurred on a smaller sales base.

The higher employee incentives resulted from increased earnings. Net interest expense was $513,000 in the quarter versus $790,000 last year as we are realizing the benefit of our amended credit facility. For fiscal 2012, our net income improved by $8.8 million to a $11 million from $2.2 million for fiscal 2011.

For fiscal 2012, EBITDA improved $5.8 million to $17.3 million from last year’s $11.5 million. Our gross margin rate for the year increased a 100 basis points to 37.5% from 36.5% last year. Annual SG&A expenses were $154.8 million, a reduction of 17% from the prior year. SG&A expenses as a percentage of sales were 33.8% as compared to 34.4% for the same period last year.

Net interest expense was $2.3 million for the year versus $3.2 million last year. We ended the year with cash of a $133 million, compared to $89 million last year, and we did not require any borrowings under our line of credit at any point during the year. Year-over-year we have lowered our inventory by $36 million and finished the year with a $155 million in inventory, 19% below last year’s $191 million.

We ended the year with 358 stores and 2.2 million square feet in operation versus last year’s 390 stores and 2.6 million square feet, a 8% decline in store count and a 15% decline in square footage.

Now, I’ll turn it back over to Bob.

Bob Higgins

Thanks, John. Fiscal 2012 represented our fourth consecutive year of improved operating results. Our annual comp sales decline 1% includes a 4% comp increase in Video and a 11% increase in our Trend and Electronics categories. Trend and Electronics accounted for 21% of our sales for the year, as we continued to strengthen the selection of product in our stores to offset the declines in Music.

The improvement in our operating results continued to be driven by higher gross margin rates in the majority of our merchandize categories, and through reductions in operating expenses. In addition to our improved operating results, we were also able to generate a significant gain through the sale of a non-operating asset. We ended the year with cash of a $133 million, $44 million more than the prior year and without any borrowings on our line of credit at any point during the last two years.

Our strong financial position provides us many options to enhance shareholder value. In fact, our Board gave careful consideration to and decided to pay a $15 million special cash dividend to return value to shareholders, the first dividend in our company’s history. The Board will continue to monitor the company’s financial needs and resources, and will consider all options to enhance shareholder value.

For 2013, our strategy is to continue to invest in our growth categories and to open new stores. The majorities of our store closings are behind us and we are excited about the opportunity to add stores to stabilize our store base. We’re planning to open approximately 20 stores in fiscal 2013. We’re moving in the right direction as we continue to shift our product mix towards growth categories and look forward to the future to drive sales and earnings.

Now I’d like to open up the call for questions. Nova, could you do that for me, please?

Question-and-Answer Session

Operator

Yes, thank you. (Operator Instructions) One moment while we wait for questions. And our first question comes from the line of Harsha Gowda from BlueShore. Your line is open.

Harsha Gowda - BlueShore

Hi gentlemen, how are you?

Bob Higgins

Good. How are you, Harsha?

Harsha Gowda - BlueShore

Fine, thank you. Thank you very much. First of all, I’d like to say as usual you guys are doing a fantastic job in the management of the company, operationally. One question is, do you see some stabilization especially in January – was there any impact from the fiscal cliffs et cetera in the holiday season that kind of reversed themselves in January?

Bob Higgins

January wasn’t a bad month really, but the link [ph] Wal-Mart reported early in the quarter, in the first quarter, the lateness of some of the tax return, tax refunds and so forth, really did have an impact on business.

Harsha Gowda - BlueShore

Okay, great. My next few questions are, is it correct for us to calculate that now we’re sitting on roughly $4.20 of cash per share, is that the right calculation?

Bob Higgins

I don’t really look at it that way, but I’ll let John respond to that.

John Anderson

Well Harsha in our year-end cash balance, there is obviously some payables in there related to the holiday purchases of between $25 million and $30 million. So that would need to be taken into consider in any calculation.

Harsha Gowda - BlueShore

Okay, great and so there is no debt other than the small capital leases and no line of credit has been used in two years. And just to look at it, if I look back in the records and fiscal year 2009, it looks like with about 150% more stores roughly 800 plus stores, and also at the time of some large losses, the company was carrying about $30 million in cash and that was seem to be sufficient. So it looks like we’re sitting on a very high excess cash balance and the reason I am bringing up this points is as a very long-term shareholder – and you can see what’s going on with share price et cetera, but as a long-term shareholder, I don’t see how we are going to realize the value in the company because, take for example, right now the stock is trading at $3.56, about 20% below the cash below, which I find pretty outrageous considering the company as two years of very strong profitability and things have stabilized and there is a nice growth path ahead. It seems to me that the market clearly sees that the company is grossly mismanaging its excess cash. And it’s going from a position of strength it now looks like that cash is leading to very high value destruction for shareholders. And I know that this cash was – threshold dividend was paid last quarter but to tell you the truth in a way it was very minor, it involved giving half of the proceeds from the real estate sale which considering that this was a non-operational asset, we should have at least received the whole proceeds. And now we’re reaching I think to tell you the truth there is a very high level of frustration I think from most of your shareholders which really does only about four or five non-management shareholders. And we’ve been told that we should keep waiting, but we’ve been waiting two years now, and this is not working. And I see that at least $2 to $3 of excess cash on the balance sheet should be returned to shareholders, at any point right now, we’re not willing to wait anymore because it’s just not fair for all the shareholders who have been sitting and waiting and waiting and we’ve been told that we’re going to receive this value. All I could say about but it’s really frustrating from our point of view and I know as you know Bob we have a lot of respect for you and your team but now this is a reaching a point that is not – it’s just not viable any more.

Bob Higgins

As I mentioned in both my comments and the press release this morning, the Board will continue to monitor the company’s financial needs and resources and will consider all options to enhance shareholder value. And that’s all I’ve got to say.

Harsha Gowda - BlueShore

Okay, Bob and we appreciate that but you’ve been saying that it’s really for two years now and I just don’t think there is any more sideways (inaudible).

Bob Higgins

I would like to end that question right now.

Harsha Gowda - BlueShore

Okay, that’s fine.

Bob Higgins

Okay.

Harsha Gowda - BlueShore

Thank you.

Bob Higgins

Yes.

Operator

Our next question comes from the line of William Myers. Your line is open from Miller Asset.

William Myers - Miller Asset Management

Hi, thanks for taking the questions. I want to go at a little bit of a different tact. We’ve continue to see the Music segment decline. And I kind of like to, how do you see the Music segment in the future, is this basically going to become a loss leader for your more profitable trend in Electronics segments, or do you see some real potential there?

Bob Higgins

I don’t think we see any fantastic potential there other than vinyl which is a very small business. And I would tell you that our plans are to continue to maximize – it is a higher gross margin business, the Trend business and to continue looking at that and see ways so we can expand into different lines and we are doing the things. I don’t see the Music is a growth business other than what we can pick up from our competition as they continue to reduce their selection and they will always be people buying product whether it’s 30% of our business or whatever. The key things for us is to build the business that’s kind of go 110% to 115% anyway. And just maintain as much as we can in the Music business but continue to adjust that department to its productivity.

William Myers - Miller Asset Management

Okay, sounds interesting. And the plan for the new stores, I am presuming that you have some stores that are more profitable than others and that you feel – you actually feel you can open 20 new stores this year that are going to be profitable or in the first year would a store not be profitable? How does that work?

Bob Higgins

Well we would – we have a CapEx, capital expenditure meeting and anything we sign off on would be profitable in year one. But I am not commenting that we’re going to hit a 1000% batting average. But I’ll tell you that we’ll probably – if we do it and we think we’ll do 20 stores next year, we’ll probably – 18 out of that 20 will probably make money in year one. And the other two will make money in year two, because we’ve really realized that we need a good location within the mall, so we won’t take anything that’s not a good location. And secondly, we have to have the right economic deal and we won’t do a deal that’s a bad economic deal.

William Myers - Miller Asset Management

Okay. Well thanks, that’s all for me.

Bob Higgins

Okay, thank you.

Operator

Thank you. (Operator Instructions) One moment sir. And we have no further questions in queue, Mr. Higgins.

Bob Higgins

Okay. Thank you very much, Nova. I appreciate it and I’d like to take this opportunity to thank everyone for their dedication to our company, our employees, our customers, our vendors and our shareholders. We look forward to talking to you about our first quarter 2013 results on May 23. Thank you very much for your time today.

Operator

Thank you for participating in Trans World Entertainment Fourth Quarter and Annual 2012 Results Conference Call. You may now disconnect. Have a wonderful day.